Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-29772 on Form S-8 of Lowe's Companies, Inc. of our report dated June 21, 2022, relating to the financial statements and supplemental schedule of Lowe’s 401(k) Plan appearing in this Annual Report on Form 11-K of Lowe’s 401(k) Plan for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina
June 21, 2022